Exhibit 5.1

July 9, 2025

Sonim Technologies, Inc.

4445 Eastgate Mall, Suite 200

San Diego, CA 92121

Ladies and Gentlemen,

We have acted as counsel to Sonim Technologies, Inc., a Delaware corporation, (the “Company”) in connection with the Company’s Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, (the “Act”). The Registration Statement relates to the proposed offer and sale by the selling stockholders named in the Registration Statement, from time to time, pursuant to Rule 415 promulgated under the Act, as set forth in the Registration Statement, the prospectus contained therein, and any supplements to the prospectus, of up to 1,650,000 shares of the Company’s common stock, par value $0.001 per share, (“Common Stock”) consisting of (i) 1,100,000 issued and outstanding shares of Common Stock (the “Outstanding Shares”) and (ii) 550,000 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of certain Common Stock purchase warrants (the “Warrants”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of such documents, corporate records, certificates, and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below.

In rendering this opinion, we have assumed, without any independent investigation or verification of any kind, that each individual executing any of the documents, whether on behalf of such individual or another person, is legally competent to do so, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic or facsimile copies.

Based upon the foregoing, and subject to the assumptions, qualifications, and limitations set forth herein, we are of the opinion that:

(i)	the Outstanding Shares have been duly authorized and are validly issued, fully paid, and non-assessable; and

(ii)	the Warrant Shares have been duly authorized and, when delivered and paid for upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

July 9, 2025 Page 2

The foregoing opinion is based on, and is limited to the General Corporation Law of the State of Delaware, and we render no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Venable LLP